EXHIBIT 99.1

Creative Medical Technology Holdings Regains Compliance With Nasdaq Listing Requirements

Phoenix, AZ - June 28, 2023 - Creative Medical Technology Holdings, Inc. (“Creative Medical Technology” or the “Company”) (NASDAQ: CELZ), a biotechnology company focused on a regenerative approach to immunotherapy, endocrinology, urology, gynecology, and orthopedics, today announced that on June 27, 2023 it received written notice from The Nasdaq Stock Market LLC informing the Company that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. Consequently, the Company is now in compliance with all applicable Nasdaq listing standards.

Previously, on July 8, 2022, Creative Medical Technology had been notified by Nasdaq that the Company was not in compliance with the minimum bid price rule because its common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive business days. In order to regain Nasdaq compliance, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. This requirement was met on June 26, 2023, the tenth consecutive trading day when the closing bid price of the Company's common stock was over $1.00.

“We are pleased to have regained compliance with Nasdaq’s Listing Rules, and look forward to our future with optimism,” said Timothy Warbington, President, and CEO of the Company. “We continue to make progress in developing best-in-class regenerative therapeutics that address multiple indications and end markets, and are supported in our efforts by a talented and dedicated team of professionals, an extensive IP portfolio with significant potential commercial applications, and a strong financial position. We continue to believe that we have sufficient funds to meet our anticipated operating costs and capital expenditure requirements through 2024.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a biotechnology company dedicated to the advancement of identifying and translating novel biological therapeutics in the fields of immunotherapy, endocrinology, urology, gynecology, and orthopedics and is traded on NASDAQ under the ticker symbol CELZ. For further information about the Company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Company Contact	Investor Relations
Creative Medical Technology	Devin Sullivan, Managing Director
IR@CreativeMedicalTechnology.com	The Equity Group Inc. dsullivan@equityny.com